Exhibit 99.1

Corporate investor relations
www.stockvalues.com
206.762.0993

Contacts:	Lawrence P. Ward, CEO Margaret Torres, CFO 805-239-5200

NEWS RELEASE

HERITAGE OAKS BANCORP DECLARES $0.25 CASH DIVIDEND

Paso Robles, CA - April 25, 2006 — Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank, today announced that its Board of Directors has declared a special $0.25 per share cash dividend to be paid on May 19, 2006 to shareholders of record on May 8, 2006.

“Paying this cash dividend demonstrates our continued commitment to shareholder value and our willingness to enhance returns to shareholders through sound capital management,” said Dr. B. R. Bryant, Chairman. “We believe it’s important to share our success with our shareholders and paying a cash dividend at this time in lieu of a stock dividend is one of the best methods of doing so.”

Last week, Heritage Oaks Bancorp reported results for the first quarter of 2006. Net income increased 13% to $1.6 million, or $0.24 per diluted share, compared to $1.4 million, or $0.22 per diluted share in the first quarter a year ago. Revenues increased 11% to $7.7 million for the quarter from $6.9 million in the first quarter of 2005. Assets increased 4% to $492 million and loans grew 11% to $373 million from year ago levels.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

# # #

NOTE: Transmitted on Primezone at 3:30 a.m. PDT on April 25, 2006.